NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

John H. Schwan	Stephen M. Merrick	Catherine E. Lawler
Chairman	Executive Vice President	Investor Relations
(847) 382-1000	(847) 671-1177	847-671-1177

CTI Industries Corporation Enters Marketing
Arrangement with Babe Winkelman Productions

FOR IMMEDIATE RELEASE
Friday, April 11, 2008

BARRINGTON, IL, April 11, 2008 -- CTI Industries Corporation (NASDAQ Capital Market - CTIB) today announced that it has entered into a marketing arrangement with Babe Winkelman Productions, Inc. under which Winkelman Productions will provide marketing and advertising services for CTI’s ZipVac Portable Food Storage System. The ZipVac system includes re-sealable food storage bags, incorporating a valve for vacuum-sealing, together with a portable vacuum pump. Under the agreement, Winkelman Productions will produce video commercials featuring Babe Winkelman and Kris Winkelman.

Babe Winkelman has been a fixture in outdoor television for a number of years and is the host of two nationally syndicated programs: “Good Fishing” and “Outdoor Secrets.” Every episode of Babe’s shows features a cooking segment hosted by Babe’s wife Kris Winkelman, who has published cookbooks and writes syndicated recipe columns.

The commercials will be aired on these syndicated programs and ZipVac will be a sponsor of the Kris’ Kitchen recipe segment.

In the print editorial arena, both Babe Winkelman and Kris Winkelman will include information about ZipVac in their syndicated columns when applicable. Winkelman Productions will engage in a public relations effort to outdoor industries to raise awareness concerning the ZipVac product among consumers and outdoor journalists.

CTI will also receive a license to use the names, images and testimonies of Babe and Kris Winkelman which will be included in packaging, advertising (print and broadcast), on-line and in other promotional materials. The Winkelmans will also make personal appearances on behalf of ZipVac at trade shows, writer conferences and other events.

CTI will pay a royalty of 3% of sales of the ZipVac product for the license. Also, as partial consideration for the services of Babe Winkelman Productions, Inc., CTI has agreed to issue to Winkelman Productions 50,000 shares of common stock of CTI. The shares will be earned over a two-year period.

“We are very pleased that Babe and Kris Winkelman have agreed to endorse and promote our ZipVac product,” said John Schwan, Chairman of CTI. “They are icons in the outdoor marketplace and, we believe, will be an important factor in raising consumer awareness and interest in the brand.”

* * * *

CTI Industries develops produces and markets bags and pouches for storage and packaging applications, is one of the leading manufacturers and marketers of metallized and latex balloons, and produces laminated and printed films for commercial uses. CTI markets its products throughout the United States and in a number of other countries.

This press release may contain forward-looking statements within the meaning of Section 17A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties, including (i) the risks of generating and maintaining sales in a highly competitive market, (ii) the ability of the Company to enter into or maintain contracts or relationships with customers, distributors, licensors and suppliers, (iii) manufacturing risks, as well as other risks and uncertainties reported by the Company in its SEC filings, and such statements should also be considered in conjunction with cautionary statements contained in the Company’s most recent filing with the Securities and Exchange Commission on Form 10-K.